UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2009
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-34166	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 18, 2009, SunPower Corporation (“SunPower”) and Woongjin Energy Co., Ltd. (“Woongjin”) amended their Ingot Supply Agreement.  SunPower Philippines Manufacturing Ltd. and Woongjin also amended their Polysilicon Supply Agreement.  Among other modifications, the amendments extend the term of the parties’ agreements for an additional four years through 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As SunPower disclosed in a current report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008, SunPower Malaysia Manufacturing Sdn. Bhd., SunPower’s Malaysian subsidiary (“SP Malaysia”), entered into a facility agreement with the Government of Malaysia. SP Malaysia concurrently executed a debenture and deed of assignment in favor of the Malaysian Government, granting a security interest in a deposit account and all of SP Malaysia’s assets to secure its obligations under the facility agreement.

SP Malaysia borrowed Malaysian Ringgit 190.0 million under the facility agreement on December 23, 2008, Malaysian Ringgit 185.0 million on January 15, 2009, and Malaysian Ringgit 190.0 million on September 18, 2009, representing approximately $54.7 million, $53.3 million and $54.7 million, respectively, based on the exchange rate on September 18, 2009.

Under the terms of the facility agreement, SP Malaysia may borrow up to Malaysian Ringgit 1.0 billion (approximately $287.9 million based on the exchange rate as of September 18, 2009) to finance the construction of its manufacturing facility in Malaysia. The loans within the facility agreement are divided into two tranches, and the weighted average interest rate applicable to the two tranches is competitive with the cost of borrowing under SunPower’s existing credit agreement with Wells Fargo Bank, N.A. The loans can be drawn upon through 2010. Principal is to be repaid in six quarterly payments starting in June 2015. SP Malaysia has the ability to prepay outstanding loans. All borrowings must be repaid by October 30, 2016. The loan documents include certain conditions to borrowings, representations and covenants, and events of default customary for financing transactions of this type.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: September 23, 2009	By: /s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: Senior Vice President and Chief Financial Officer